ZALICUS

ZALICUS ANNOUNCES FDA APPROVAL OF 32MG DOSE STRENGTH OF EXALGO®

Provides additional dosage options to help control chronic pain in opioid-tolerant patients

Zalicus receives royalties on EXALGO sales

CAMBRIDGE, Mass. – August 27, 2012 – Zalicus Inc. (NASDAQ: ZLCS), a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases, today announced that the U.S. Food and Drug Administration (FDA) has approved the supplemental new drug application (sNDA) filed by Mallinckrodt Inc., a subsidiary of Covidien plc, for the 32 mg dose strength of EXALGO® (hydromorphone HCl) Extended-Release Tablets (CII), for the management of moderate to severe pain in opioid-tolerant patients requiring continuous, around-the-clock opioid analgesia for an extended period of time.

“More than one hundred million Americansi suffer from debilitating chronic pain that negatively impacts their quality of life; including their ability to work, attend school and care for their families," commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “By providing a variety of tablet strengths of EXALGO, physicians and patients can work together to develop and tailor a treatment regimen that optimally controls their pain." The rights to EXALGO were acquired by Mallinckrodt LLC, the pharmaceuticals business of Covidien plc, in June 2009 for $15 million in upfront payments, additional development funding of up to $16 million and a $40 million FDA approval milestone payment. Zalicus receives tiered royalties on net sales of EXALGO by Mallinckrodt.

The FDA approved the three existing doses of EXALGO (8, 12 and 16 mg) in March 2010. Mallinckrodt subsequently submitted the sNDA in January 2012 with post-marketing data to support the original application’s compendium of clinical trials demonstrating safety, efficacy and tolerability. Using OROS® technology, EXALGO provides a steady release of hydromorphone throughout the day once steady-state is achieved after three to four days. Additionally, EXALGO has physical properties that may make it difficult to extract the active ingredient using common forms of physical and chemical tampering, including chewing, crushing and dissolving.

All EXALGO dosage strengths, including the new 32mg tablet which will be available soon, are subject to the recently approved Risk Evaluation and Mitigation Strategy (REMS) program for all long-acting and extended-release opioids. The three primary components of this REMS program are: training for prescribers in the form of continuing medical education (CME) initiatives, which will be available by March 2013; updated medication guides for each opioid and a patient counseling document; and assessment and auditing to ensure the reach and effectiveness of prescriber training.

In order to ensure a smooth transition to the class-wide REMS program, Mallinckrodt will maintain the current EXALGO REMS program web site at www.exalgorems.com and continue to provide important EXALGO prescribing information, with a focus on appropriate patient selection and dosing, to new prescribers.

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

About Zalicus

Zalicus Inc. (Nasdaq: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain and immuno-inflammatory diseases and have entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, the product EXALGO and its sales potential. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus and EXALGO may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the commercialization of EXALGO by Covidien and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

EXALGO is a registered trademark of Mallinckrodt LLC.

Contacts: Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com (c) 2012 Zalicus Inc. All rights reserved.

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i American Academy of Pain Medicine (AAPM) Facts and Figures on Pain. American Academy of Pain Medicine website. Retrieved on April 24, 2012 http://www.painmed.org/patient/facts.html.

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com